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AMEUROTECH CORPORATION ENTERS INTO LETTER OF INTENT TO
MERGE WITH INTERNET MULTIMEDIA CORPORATION


Charlotte, NC, July 10 - American Holding Corporation dba AmEurotech Corporation announced today that the company has entered into negotiations with Internet Multimedia Corporation (Nasdaq-BB: IIMC - news) to merge its business operations via reverse merger.

American Holdings Corporation dba AmEurotech Corporation is a North Carolina based software and hardware technology company with $6.5 million in tangible assets has ongoing business in Greece, Spain, the United Kingdom, and currently expanding its business into the United States and South America. The company's net earnings for fiscal 2000 are projected at $1.5 million dollars with projected earnings for 2001 to between $20 million and $25 million.

Upon successful completion of the reverse merger AHC dba AmEurotech Corporation will announce a name change and symbol change to better reflect the business of the company.

Reno J. Calabrigo, President and CEO of IIMC said, "We are excited about this opportunity with the AmEurotech merger and becoming a profitable International Internet services company".

Note: Safe Harbor Statement

Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risk and uncertainties, including, but not limited to, the impact of competition, new and untested products, uncertainty of revenues and earnings, fluctuations in stock price and liquidity, fluctuating operating results, and other risks detailed from time to time in the company filings with the Securities and Exchange Commission.


For more information contact:
Ed Knowles
Merger and Acquisitions for 21st Equity Partners LLC
704-540-8138
eknowles@21ep.com

Reno J. Calabrigo, MBA
StarQuest Capital Corporation
170 The DonWay West, Suite 305
Toronto, Ontario M3C 2G3
Tel: 416-441-3083
Fax: 416-441-2995